Compliance & Ethics Policy: Insider Trading
1. Overview
This Insider Trading Policy (“Policy”) provides guidelines with respect to your trading of our securities and handling of material nonpublic information. We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. To prevent unlawful activity and even the appearance of improper trading or tipping, this Policy restricts you from transacting or trading in our securities while in the possession of material nonpublic information about us and tipping or disclosing material nonpublic information to others.
2. Persons Subject to this Policy
This Policy applies to all employees, officers, and directors of Bloom Energy Corporation (together with its subsidiaries, the “Company”, “we”, “our” or “us”), all members of their Immediate Family who reside in their household, anyone else who resides in their household (other than household staff), and any other family member whose transactions are directed by them or are subject to their influence or control (“Family Members”). Any trading restrictions imposed on an employee, officer or director pursuant to this Policy apply equally to their Family Members. For this purpose, “Immediate Family” is any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships. You are responsible for the transactions of your Family Members, so you should make them aware of this Policy and the need to discuss any trade or transaction in our securities with you in advance. For purposes of this Policy and applicable securities laws, you should treat all transactions by your Family Members as if they were for your own account. All references to “you” in this Policy should be read to include your Family Members and Controlled Entities.
This Policy also applies to any entities that you are affiliated or associated with and directly or indirectly influence or control, including any venture capital funds, corporations, partnerships or trusts (“Controlled Entities”). Transactions by Controlled Entities should be treated for purposes of this Policy and applicable securities laws as if they were for your own account.
This Policy also applies to any consultants and contractors whom the Compliance Officer may identify as Designated Insiders or Access Persons because they have access to material nonpublic information concerning the Company.
From time to time, we may engage in transactions in our own securities, including share issuances and repurchases. The Company’s practices with respect to share issuances and repurchases, which are overseen by the Finance and Legal departments (and approved by
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the Board of Directors or appropriate committee, if required), are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the plans and agreements.
3. Scope
This Policy covers all transactions in our securities, including transactions in shares of Company common stock, restricted stock units, performance stock units, performance stock options and other options to purchase Company common stock, however acquired, and any other type of securities that we may issue, such as preferred stock, convertible notes or warrants (collectively, “Company Securities”). This Policy also covers all transactions in derivative securities not issued by us, such as exchange-traded put or call options or swaps, pertaining to Company Securities. The use of “transact” or “trade” in this Policy should be read to include gifts of securities.
When you leave the Company, your obligations of confidentiality continue to apply, as do applicable laws governing insider trading. In many cases, you could be in possession of material nonpublic information. Accordingly, you should discuss your ongoing obligations with the Compliance Officer if you have any questions.
4. Acknowledgement and Penalties for Violation
This Policy will be communicated to all employees, officers, and directors, and to all new employees, officers, and directors at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, you must certify that you have received a copy and agree to comply with the terms of this Policy. An acknowledgement and certification is attached as Exhibit A. This acknowledgement and certification will constitute your consent for the Company to impose penalties for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy. Penalties may include demotion or other disciplinary action, up to and including termination of employment, if the Company has a reasonable basis to conclude that this Policy has been violated. See Section 27.
5. Section 16 Parties and Designated Insiders
The Company’s officers and directors subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the underlying rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) are each a “Section 16 Party.” Employees of the Company who the
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Company determines have regular access to material nonpublic information in the normal course of their duties are designated “Designated Insiders” under the Policy.
Section 16 Parties and Designated Insiders are subject to the Quarterly Blackout Period set forth in Section 18. In addition, Section 16 Parties and Designated Insiders must obtain prior approval (or pre-clearance) from the Compliance Officer of all trades in Company Securities, in accordance with the procedures set forth in Section 21.
6. Access Persons
“Access Persons” are persons the Company determines have access to material nonpublic information pertaining to the Company’s quarterly and yearly financial results. Access Persons are subject to the Quarterly Blackout Period set forth in Section 18.
7. Compliance Officer
The Company has designated the Company’s Chief Legal Officer as its Compliance Officer.
The Compliance Officer may designate one or more individuals to perform the Compliance Officer’s duties. If the Compliance’s Officer is unavailable and has not otherwise designated one or more individuals to perform their duties, the Chief Financial Officer is authorized to serve as Compliance Officer during that absence.
The Compliance Officer (or their designee) will review and either approve or prohibit all proposed trades by Section 16 Parties or Designated Insiders, in accordance with the procedures set forth in Section 21 below, except that any proposed trades by the Compliance Officer must be approved by the Company’s Chief Financial Officer (or their designee).
8. Individual Responsibility
You have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Company Securities while in possession of material nonpublic information. You are responsible for making sure that you comply with this Policy. In all cases, the responsibility for determining whether you possess material nonpublic information rests with you, and any action on the part of the Company, the Compliance Officer or any other employee, officer or director pursuant to this Policy does not in any way constitute legal advice or insulate you from liability under applicable securities laws.
9. Definition of Material Nonpublic Information
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Information is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to alter significantly the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of Company Securities. Both positive and negative information may be material. There is no bright-line standard for assessing materiality; rather materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to identify all information that could be deemed “material,” the following topics are examples of potentially material information:
•financial performance, such as quarterly and year-end earnings;
•operational metrics;
•projections about financial performance or operational metrics;
•customer, product, pricing, geography, and market strategies and shifts;
•status of our progress toward achieving significant goals;
•potential mergers, acquisitions or material sales of our assets or subsidiaries;
•developments regarding customers, suppliers or partners, such as the acquisition or loss of a significant contract;
•stock splits, public or private securities or debt offerings, or changes in our dividend policies or amounts;
•significant changes in senior management;
•introduction of key new products and services;
•significant developments regarding our technology or business operations;
•bank borrowings or other financing transactions out of the ordinary course;
•a change in our pricing or cost structure;
•significant cybersecurity incidents;
•production quality issues;
•new laws or regulations that affect our ability to sell in particular markets;
•entry into new, or termination of existing, relationships with important third parties; and
•significant lawsuits or regulatory proceedings.
Material information is “nonpublic” if it has not been widely disseminated to the public (e.g., through SEC filings or press releases).
For the purposes of this Policy, information will be considered to have been widely disseminated as of the open of trading on the third trading day following the widespread public release of the information. If, for example, we were to make an announcement of a material development on a Monday after the market closes for trading, you should not
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trade in Company Securities until Thursday. Depending on particular circumstances, we may determine that a longer or shorter period should apply to specific releases of material nonpublic information.
If you are unsure whether the information you possess is material or nonpublic, consult the Compliance Officer for guidance before trading in any Company Securities.
10. No Trading While in Possession of Material Nonpublic Information
You may not transact or trade in Company Securities while possessing material nonpublic information concerning the Company. It does not matter whether a trading window is open or that you have a justifiable reason for a purchase or sale apart from the nonpublic information; if you have material nonpublic information, you may not trade. This includes transactions and trades conducted by another person on your behalf.
11. No Unauthorized Disclosure of Material Nonpublic Information
You may not disclose material nonpublic information concerning the Company to any person (including other employees, family members, analysts, individual investors, and members of the investment community and news media), unless (a) required as part of your regular duties for the Company or (b) authorized by the Compliance Officer. In any instance in which such information is disclosed to others, the Company will take such steps as are deemed necessary to preserve the confidentiality of the information, including potentially requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer or otherwise handled pursuant to the Company’s policies regarding corporate communications and public disclosures. Disclosure of material nonpublic information to outsiders without appropriate authorization and measures is considered tipping. The concept of unlawful tipping includes passing on information to friends, family members or others under circumstances that might permit them to make a profit or avoid a loss. When tipping occurs, both the “tipper” and the “tippee” may be held liable, and this liability may extend to all those to whom the tippee turns around and gives the information.
12. No Insider Trading Based on Material Nonpublic Information of Other Companies
You may not (a) transact or trade in the securities of any other public company with whom we have a business relationship, such as the Company’s customers, distributors, suppliers,
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partners or a firm with which the Company is negotiating a transaction if you possess material nonpublic information concerning that company or its securities that was obtained in the course of your service to the Company or (b) recommend that others transact in, or give trading or other advice of any kind to anyone concerning, any such public company while possessing such material nonpublic information.
13. No Puts, Calls, or Short Sales
Given the relatively short term of publicly traded options, transactions in such options may create the appearance that you are trading based on material nonpublic information and that your focus is on short-term performance at the expense of long-term objectives. Accordingly, you may not acquire, sell, trade, or participate in any interest or position relating to the future price of Company Securities, such as a put option, a call option, or a short sale (but not including any equity compensation you receive from the Company). Section 16 rules effectively prohibit Section 16 Parties from selling shares within 6 months of purchase.
14. No Hedging
Hedging or monetization transactions can be accomplished through a number of possible mechanisms or instruments, such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an employee, officer or director to continue to own Company Securities but without the full risks and rewards of ownership. When that occurs, the employee, officer or directors may no longer have the same objectives as the Company’s other shareholders. Accordingly, you may not engage in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, with respect to Company Securities.

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15. No Margin Trading or Pledging Company Securities
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or is otherwise not permitted to trade in Company Securities, you may not purchase Company Securities on margin, borrow against any account in which Company Securities are held, or pledge Company Securities as collateral for a loan.
16. No Gifts or Distributions Outside Open Trading Windows or When in Possession of Material Nonpublic Information
Except for transfers by operation of inheritance laws, transfers pursuant to court orders in connection with dissolution of marriage, and transfers between brokerage accounts or to a living trust in which the individual is the sole beneficiary, you may not make a gift or other transfer without consideration of Company Securities during a period when you are not otherwise permitted to trade.
No entity over which an employee, officer, or director has or shares voting or investment control may distribute Company Securities to its limited partners, general partners, or stockholders during a period when the employee, officer, or director is not otherwise permitted to trade, unless the limited partners, general partners, or stockholders of that entity have agreed in writing to hold the Company Securities until the next open trading window.
17. No Unauthorized Public Communications or Disclosures
You may not participate, in any manner other than passive observation, in any of the investment or stock-related Internet forums, including “chat” rooms, blogs, social media sites, or message boards relating to the Company and its securities.
It is our policy to disclose material information concerning the Company to the public only in accordance with the securities laws and our policies regarding corporate communications and public disclosures, in order to avoid inappropriate publicity and to ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public. All inquiries or calls from the press, investors, and financial analysts should be referred to the Chief Financial Officer or Investor Relations.
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18. Trading Windows for Section 16 Parties, Designated Insiders and Access Persons
Section 16 Parties, Designated Insiders, and their respective Family Members and Controlled Entities may transact or trade in Company Securities only during open trading window periods and after obtaining approval from the Compliance Officer in accordance with the procedures set forth in Section 21 (unless such transaction or trade is pursuant to an existing and pre-approved Rule 10b5-1 Plan, as discussed in Section 23). Access Persons and their Family Members and Controlled Entities may transact or trade in Company Securities only during open trading window periods (unless such transaction or trade is pursuant to an existing and pre-approved Rule 10b5-1 Plan, as discussed in Section 22 or a sell-to-cover (“STC”) transaction initiated by the Company), and are not required to obtain pre-clearance approval.
The trading window closes after the close of trading on the last trading day of the second month of the current quarter or such other date as determined by the Compliance Officer. The trading window typically reopens after the close of trading on the second full trading day following the wide-spread release of the Company’s quarterly or annual operating results (“Quarterly Blackout Period”).
The Compliance Officer, or their delegate, may distribute reminders of the Quarterly Blackout Periods, but failure to receive such reminder does not free you from your obligations under this Policy or applicable law. Transacting or trading during an open trading window should not be considered a “safe harbor,” and you may not transact or trade when in possession of material nonpublic information.
19. Trading Windows for Employees Other than Section 16 Parties, Designated Insiders and Access Persons
All employees who are not Section 16 Parties, Designated Insiders or Access Persons, and their respective Family Members and Controlled Entities, may transact or trade in Company Securities if they are not in possession of material nonpublic information and not subject to any Special Blackout Period.
20. No Trading During Special Blackout Periods
From time to time, an event may occur that is material to the Company and is known by only certain employees, officers or directors. The Compliance Officer may designate special trading blackouts that apply to particular individuals or groups of persons, for such time as is determined by the Compliance Officer (“Special Blackout Periods”). No employee, officer, or director may transact or trade in Company Securities during any Special Blackout
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Periods that the Compliance Officer may designate as applicable to such employee, officer, or director, unless such transaction or trade is pursuant to an existing and pre-approved Rule 10b5-1 Plan, as discussed in Section 22 or a STC transaction initiated by the Company. You may not disclose to any outside third party that a Special Blackout Period has been designated.
21. Procedures for Approving Trades by Section 16 Parties and Designated Insiders
Section 16 Parties and Designated Insiders, and their respective Family Members or Controlled Entities, may transact or trade in Company Securities (which includes making gifts of Company securities) only after first obtaining pre-clearance of the transaction from the Compliance Officer. In requesting pre-clearance, you must submit a properly completed Company pre-clearance form to the Compliance Officer certifying that you are not in possession of material nonpublic information concerning the Company.
The Compliance Officer approves or rejects the proposed transaction(s) or trade(s) in writing.
A pre-cleared transaction or trade must occur within five business days of receipt of pre-clearance unless an exception is granted. Transactions or trades that do not occur within this time limit are subject to obtaining new pre-clearance.
The Compliance Officer may reject any transaction or trading requests in their sole reasonable discretion. If permission to engage in a transaction or trade is denied, then you should refrain from initiating any transaction or trade in Company Securities and you should not inform any other person of this restriction.
22. Trades Pursuant to Rule 10b5-1
This Policy allows for trades by employees, officers, and directors made in compliance with Rule 10b5-1 (“Rule 10b5-1”) promulgated by the Securities and Exchange Commission under the Exchange Act, subject to the approval of the Compliance Officer and compliance with Section 23.
All Section 16 Parties, Designated Insiders, and their Family Members and Controlled Entities are strongly encouraged to utilize a Rule 10b5-1 Plan to effect trades in Company Securities. Rule 10b5-1 Plans are written plans adopted between an individual or entity and a broker which establishes that the broker will buy or sell Company Securities on behalf of the individual or entity at pre-determined times and prices or within pre-determined parameters. An established Rule 10b5-1 Plan allows for regular trades in Company
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Securities, even during a Quarterly Blackout Period or a Special Blackout Period. Further, pre-clearance is not required for transactions under an established Rule 10b5-1 Plan.
23. Procedures For Approving, Amending, and Terminating Rule 10b5-1 Plans
The following requirements must be met in establishing, amending and terminating a Rule 10b5-1 Plan:
•Adoption: You can only adopt a plan during an open trading window. The trading window typically opens on the third trading day following our quarterly earnings announcement. It typically remains open until after the close of trading on the last trading day of the second month of the quarter. The plan must be in writing and signed by the person adopting the plan.
•Client Deadline: Drafts should be provided to the Company no later than 5 business days before the end of an open window.
•Plan Approval: Plans must be reviewed and signed-off on by the Company’s Stock Administration team and approved by the Company’s Legal department. The Legal department will circulate the final approved documents for signature. The Company must have authority to require the suspension or cancellation of the plan at any time.
•Plan Content: The plan must either:
oSpecify the amount, price and date of the sales (or purchases) of Company Securities to be effected; or
oDelegate decision-making authority with regard to these transactions to a broker or other agent without any material nonpublic information about the Company or its securities.
For the avoidance of doubt, you may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted plan.
•Certification: For Section 16 Parties, the plan must include the following certifications: (a) you are not aware of any material nonpublic information about the Company or Company Securities; and (b) you are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.
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•Good Faith: The plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. You must act in good faith with respect to the plan for the entirety of its duration.
•Plan Duration: There is a 1-year minimum duration for 10b5-1 plans (from date of signature). There is no maximum; however, 2 years is common practice.
•Plan Minimum Share Quantity: There is no minimum share quantity for plans at this time.
•Recommended Population: Plans for Section 16 Parties are recommended but not mandated. Section 16 Parties will have a choice of 10b5-1 brokers. All other insiders will work through Morgan Stanley to create and implement their plans.
•Concurrent Plans: Multiple concurrent plans are not allowed. However, a new plan may be entered into prior to the expiration of an existing plan so long as the later-commencing plan does not begin trading until the expiration of the existing plan and the completion of the cooling-off period (as described below) that would have applied if the later-commencing plan were adopted on the date of the expiration of the existing plan. A STC plan is also not subject to this limitation.
•Single-Trade Plans: Other than a STC plan, an individual or entity may not enter into more than one plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period. A plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
•STC Plan: A plan that authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock units, but not options, that otherwise complies with the requirements of this Policy, and over which you do not otherwise exercise control over the timing of such sales.
•Cooling Off Period: The first trade in any plan (new or modification) must not occur until the later of:
oThree trading days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted; and
o90 calendar days after adoption of the plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
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•Modifications and Terminations:
oModifications and terminations of plans are strongly discouraged due to legal risks and can affect the validity of trades that have taken place under the plan prior to the modification or termination.
oPlans can be amended or modified only when you are not in possession of material nonpublic information and only during an open window.
oAn amendment or modification to an existing plan is considered a termination of the old plan and the adoption of a new plan and is therefore subject to all requirements applicable to a new plan (such as the cooling-off period described in Section 13 above).
oOnly one amendment or modification is permitted per year.
oAmendments and modifications must be reviewed and signed-off on by the Company’s Stock Administration team and approved by the Company’s Legal department.
oNo modification will be allowed to change prices at which trades occur.
oActive Employees: Plans can be terminated early only when you are not in possession of material nonpublic information and only during an open trading window. Trading is not permitted in Company Securities for 30 days following the plan termination. Only one termination is permitted per year. The Company must be notified and approve any such termination.
oTerminated Employees: Plans can be terminated upon termination of employment, during an open or closed trading window. Terminated employees may not trade while in possession of material nonpublic information and for 30 days following termination of the plan.
•No-Sale/Blackout Periods: Trades pursuant to a Rule 10b5-1 Plan can occur during a quarterly trading blackout.
•Lending/Hedging: No lending against or hedging can be utilized by employees for shares either committed or uncommitted to a 10b5-1 plan.
•Tax Sales: Upon release of vested restricted stock units (“RSUs”), a sale of part of the shares is executed to cover the tax obligation, as determined by the Company in a STC transaction. This sale occurs as a market order but the net shares resulting after the tax obligation has been satisfied can be entered as a market or limit order.
oSection 16 Parties, Designated Insiders and Access Persons are not prohibited under this Policy from default STC transactions with respect to vesting of
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shares under RSUs during a closed trading window, either within a 10b5-1 plan or outside of a plan as described in Section 24.
•Disclosure: For Section 16 Parties, the Company is required to disclose the material terms of the plan, other than with respect to price, in the Company’s Form 10-Q or Form 10-K for the quarter in which the plan is adopted, terminated or modified.
24. Transactions Under Company Plans
Employee Stock Purchase Plan
The trading prohibitions and restrictions of this Policy do not apply to the enrollment in the Company’s Employee Stock Purchase Plan or the periodic wage withholding contributions and purchase of Company Securities under such plan pursuant to an individual’s advance instructions. However, in addition to the terms, conditions, and restrictions of the Employee Stock Purchase Plan, no individual may alter their instructions regarding the level of withholding or purchase of Company Securities under such Employee Stock Purchase Plan while in the possession of material nonpublic information or if subject to a Quarterly Blackout Period or Special Blackout Period. All sales of Company Securities acquired under the Company’s Employee Stock Purchase Plan are subject to the prohibitions and restrictions of this Policy.
Equity Incentive Plans
The trading prohibitions and restrictions of this Policy do not apply to the exercise of a stock option, when the exercise price and tax withholding requirements are paid in cash by the individual. The Policy does apply, however, to any sales of stock by an employee, officer, or director, including as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or satisfy tax withholding requirements. The trading prohibitions and restrictions of this Policy also do not apply to the vesting of shares under a restricted stock unit or the default STC tax-withholding obligations.
25. Post-Termination Transactions
This Policy continues to apply to your transactions in Company Securities even after you have terminated employment or other services to the Company. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not transact or trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures for Section 16 Parties and Designated Insiders specified in Section 21 will cease to apply under such circumstances.
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26. Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations (e.g., contractual restrictions on the sale of securities, short-swing trading by Section 16 Parties, or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933, as amended). If you are uncertain whether other prohibitions or restrictions apply, you should ask the Compliance Officer.
27. Violations
The consequences of prohibited insider trading or tipping can be severe. Insider trading violations are pursued vigorously by the SEC, Department of Justice, state enforcement authorities, and foreign jurisdictions. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tipper, pay civil penalties of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million and serve a jail term of up to 20 years. The Company and/or the supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could under certain circumstances be subject to private lawsuits for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.
Violation of this Policy or federal or state insider trading or tipping laws by (a) any director may subject the individual to removal proceedings and (b) an officer or employee may subject such individual to disciplinary action by the Company up to and including termination. A violation of this Policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this Policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine whether specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
28. Amendments, Notices, and Approvals
The Company may change this Policy and its procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this Policy.
All notifications and approvals to be provided in writing pursuant to this Policy may be satisfied by providing such notice or approval by electronic mail.
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29. Policy Exceptions
The Company recognizes that specific business needs, local circumstances, or other unique factors may occasionally call for an exception to this Policy. You must submit an exception request to Legal at compliance@bloomenergy.com.
30. Speak Up
The Company counts on you to speak up if there is reason to suspect any employee has violated Company policies or local law. You must also report any activity that could damage the Company’s reputation. You may use any of the following channels if you have a question or concern about this policy:
•Your supervisor or manager
•Human Resources
•Legal
•Compliance & Ethics Champions
•The Bloom Energy Helpline
For violations related to financial recording and reporting, internal accounting controls, an auditing matter, or fraud, you may contact the Audit Committee of the Company’s Board of Directors:
•Bloom Energy Corporation
Attn: Audit Committee of the Board of Directors
4353 N. First Street, San Jose, Ca 95134 or
•audit_committee@bloomenergy.com
The Company does not tolerate retaliation against any individual who, in good faith, discloses any actual or suspected violations or participates in a Company investigation.
31. Additional Resources
•Global Code of Business Conduct and Ethics

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Frequently Asked Questions
Q1: I received notice of the trading window closing and reopening last quarter, but I still have not heard anything about the trading window this quarter. Am I no longer subject to the trading window restrictions?
It depends – you may have been removed from the list of “Designated Insiders” or “Access Persons,” the list of insiders typically subject to the trading window restrictions, or from a special trading blackout. Please seek advice from the Compliance Officer (or their designee) before you trade Company Securities.
Q2: I heard some colleagues discussing a new, large customer during lunch, and that the deal should be great for the Company. Can I buy stock based on that event?
It depends – the conversation you overhead might have been discussing a nonpublic, confidential transaction, which might or might not be material to investors. If the transaction is deemed material nonpublic information, you cannot trade Company Securities based on that information. Please seek advice from the Compliance Officer (or their designee) before you trade Company Securities.

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EXHIBIT A
Acknowledgement and Certification

CERTIFICATION
    The undersigned certifies that the undersigned has read, understands, and agrees to comply with the Insider Trading Policy (the “Policy”) of Bloom Energy Corporation (“Company”). The undersigned agrees that the undersigned will be subject to penalties, including, as to employees of the Company, up to termination of employment, that may be imposed by the Company, in its discretion, for violation of the Company’s Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent, Equiniti Trust Company, LLC, or E*TRADE against the transfer of Company Securities by the undersigned in a transaction that the Company considers to be in contravention of its Policy.

Signed:
Name:
Date:

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